UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2022

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 3.03 Material Modifications to Rights of Security Holders.

The disclosure set forth under Items 5.02, 5.03 and 8.01 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements Of Certain Officers.

(e) Effective after the close of business on August 22, 2022, DigitalBridge Group, Inc., a Maryland corporation (the “Company”), completed a one-for-four (the “Split Ratio”) reverse stock split of the outstanding shares of Class A common stock and Class B common stock of the Company (the “Reverse Stock Split”).

The Board of Directors of the Company amended and restated the DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan, effective August 22, 2022, to ratably adjust the aggregate number of shares of common stock issuable under the Plan to reflect the Reverse Stock Split (the “Amended and Restated Plan”). Equity and equity-based awards outstanding under the Plan have also been ratably adjusted and rounded to the nearest share or unit, as applicable, to reflect the Reverse Stock Split.

The description of the Amended and Restated Plan contained in this Item 5.02 is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth under Item 8.01 below is incorporated herein by reference.

On August 18, 2022, the Company filed Articles of Amendment to the Company’s charter (the “Articles of Amendment”) with the State Department of Assessments and Taxation of Maryland to effect the Reverse Stock Split. Pursuant to the Articles of Amendment, effective as of 5:00 p.m. on August 22, 2022, each outstanding share of the Company’s Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, will automatically combine into 1/4th of a share of Class A common stock or Class B common stock, respectively, par value $0.04 per share. If the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, except for restricted shares of Class A common stock (which will be rounded to the nearest share), such fractional share shall be rounded down to the nearest full share and the Company shall pay the holder otherwise entitled to such fraction a sum in cash in an amount equal to the relevant percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares. As a result of the Reverse Stock Split, the number of outstanding shares of Class A common stock and Class B common stock of the Company will be reduced to approximately 163.9 million shares and 0.2 million shares, respectively.

Each stockholder’s percentage ownership in the Company and proportional voting power remains unchanged after the Reverse Stock Split, except for minor changes resulting from the payment of cash for fractional shares and rounding of certain equity-based awards granted under the Plan. The rights and privileges of stockholders are unaffected by the Reverse Stock Split. The Company intends to seek stockholder approval to make a proportional change to the number of authorized shares of the Company’s Class A and Class B common stock as a result of the Reverse Stock Split at its next annual meeting of stockholders.

The foregoing summary of the Articles of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Articles of Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.    Other Events.

As previously announced, the Company completed a one-for-four Reverse Stock Split of the outstanding shares of its common stock, effective after the close of business on August 22, 2022. As a result of the Reverse Stock Split, there are 163,886,455 shares of Class A common stock and 166,494 shares of Class B common stock of the Company issued and outstanding.

In connection with the Reverse Stock Split, the issued and outstanding membership units of DigitalBridge Operating Company, LLC, the Company’s operating company, were changed and reclassified consistent with the Split Ratio, effective after the close of business on August 22, 2022.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Articles of Amendment and Restatement of the Company
10.1	Amended and Restated DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 22, 2022	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer